Exhibit 99

Contacts:	Frank Moore (Media) (310) 201-3335
Gaston Kent (Investors) (310) 201-3423

For Immediate Release

Northrop Grumman Reaches Agreement on

TRW Auto Note Sale and Contractual Issues

LOS ANGELES – Oct. 13, 2004 – Northrop Grumman Corporation (NYSE: NOC) has reached an agreement with TRW Automotive Holdings Corp. (TRW Auto) regarding the repurchase of a $600 million original principal amount subordinated 8% payment-in-kind note due 2018. The note, which Northrop Grumman received as part of the February 2003 sale of its automotive business, was valued at $455 million at the time of the transaction. As of September 30, 2004, the note, including accrued interest, was valued at $543 million.

Under the agreement, the company resolved outstanding contractual issues stemming from the automotive business sale. The company expects to receive $493.5 million, which is net of $40.5 million for the settlement of contractual issues. The note repurchase is subject to successful refinancing by TRW Auto by November 22, 2004. If TRW Auto does not secure financing and repurchase the note, the note will be amended to remove any restrictions on its transfer, and Northrop Grumman Corporation will pay TRW Auto $40.5 million as payment for the amendment and the settlement of the contractual issues.

The company also resolved an indemnification of other post-retirement employee benefits, pursuant to the automotive sale agreement, and has agreed to pay Automotive Investors L.L.C., an affiliate of The Blackstone Group L.P., $52.5 million.

As a result of the agreement, in the third quarter the company will record a $9 million after-tax charge to continuing operations relating to the note repurchase, and a $9 million after-tax charge to discontinued operations.

The company anticipates using the proceeds of the note repurchase for general corporate purposes.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. The company has 125,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reaches Agreement on

TRW Auto Note Sale and Contractual Issues

Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “guidance” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, projected deliveries, expected funding for various programs, future effective income tax rates, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control and include the assumption of the successful completion of the repurchase of the TRW Automotive Note. These include Northrop Grumman’s assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, successful negotiation of contracts with labor unions, effective tax rates and timing and amounts of tax payments, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; natural disasters and terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

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